Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WPX Energy, Inc.

(a Delaware corporation)

WPX ENERGY, INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “WPX ENERGY, INC.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 19, 2011.

2. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted by the Board of Directors (the “Board of Directors”) and the sole stockholder of the Corporation in accordance with Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. This Certificate of Incorporation restates, integrates and further amends the provisions of the certificate of incorporation of the Corporation.

4. This Certificate of Incorporation shall become effective at 11:58 p.m. (local time Wilmington, Delaware) on December 31, 2011.

5. The text of the certificate of incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is WPX Energy, Inc. (the “Corporation”).

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

STOCK

Section 4.1 Authorized Stock.

(a) The aggregate number of shares which the Corporation shall have authority to issue is 2,100,000,000, of which (i) 2,000,000,000 shares shall be designated as shares of Common Stock, par value $.01 per share (“Common Stock”) and (ii) 100,000,000 shares shall be designated as Preferred Stock, par value $.01 per share (the “Preferred Stock”). Upon the effective time of the filing of this Certificate of Incorporation, each share of Common Stock of the Corporation, par value $1.00 per share, outstanding immediately prior to such effective time shall be adjusted and split into 197,123.778 validly issued, fully paid and non-assessable shares of Common Stock of the Corporation, par value $.01 per share.

(b) No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL and no vote of any class of stock voting separately as a class shall be required therefor.

Section 4.2 Common Stock.

(a) Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, each holder of Common Stock, as such, shall be entitled to one vote in person or by proxy for each share of Common Stock held in his or her name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL. Except as otherwise provided by law, the holders of a majority of the total voting power of all outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors of the Corporation (the “Voting Stock”), present in person or represented by proxy, shall constitute a quorum for the transaction of business at any meeting of the stockholders; provided, however, that where a separate vote by class or series is required, the holders of a majority of the total voting power of all issued and outstanding stock of such class or series entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter.

(b) Dividends. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation when and as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(c) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. For purposes of this Section 4.2(c), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other entities (whether or not the Corporation is the entity surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

Section 4.3 Preferred Stock. Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors is hereby authorized to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) the number of shares constituting such series, including any increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding), and the distinctive designation of such series;

(ii) the dividend rate on the shares of such series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, the relative rights of priority, if any, of payment of dividends on shares of such series and the dates on which dividends, if any, shall be payable;

(iii) whether the shares of such series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) whether or not the shares of such series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi) whether a sinking fund shall be provided for the redemption or purchase of shares of such series, and, if so, the terms and the amount of such sinking fund;

(vii) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

(viii) restrictions on the issuance of shares of the same series or of any other class or series, if any; and

(ix) any other relative rights, preferences and limitations of such series.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock to elect additional directors in certain circumstances, the Board of Directors shall consist of such number of directors as shall be determined from time to time by resolution adopted by affirmative vote of a majority of such directors then in office.

Section 5.2 Classification.

(a) The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Section 5.2; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Section 5.2; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Section 5.2. Commencing with the first annual meeting of stockholders following the effectiveness of this Section 5.2, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equally as possible. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III.

(b) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c) Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof, any director, or the entire Board of Directors, may be removed from office at any time with cause, but only by the affirmative vote of at least 75% of the total voting power of the Voting Stock.

(d) Notwithstanding the foregoing, during any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.3 Powers. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

Section 5.4 Election.

(a) Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

(b) Notice. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE VI

STOCKHOLDER ACTION

Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such meeting.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, a special meeting of the stockholders of the Corporation may be called at any time only by (i) the Board of Directors or (ii) the Chairman of the Board of Directors or the Chief Executive Officer, in each case with the concurrence of a majority of the Board of Directors. Any other power of stockholders to call a special meeting specifically is denied. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

ARTICLE VIII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE IX

AMENDMENT

Section 9.1 Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided, however, that in addition to any requirements of law and any other provision of this Certificate of Incorporation, and notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 75% in voting power of the Voting Stock shall be required to amend or repeal, or adopt any provision inconsistent with, any provision of Article V, Article VI, Article VII and Article IX of this Certificate of Incorporation (including the defined terms used therein).

Section 9.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. The Bylaws of the Corporation may also be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock; provided however, that, in addition to any requirements of law and any other provision of this Certificate of Incorporation or the Bylaws of the Corporation and notwithstanding any other provision of this Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 75% in voting power of the Voting Stock shall be required for the stockholders to amend or repeal any provision of the Bylaws of the Corporation which is to the same effect as Article V, Article VI, Article VII and Article IX of this Certificate of Incorporation or to adopt any provision inconsistent therewith.

ARTICLE X

LIABILITY OF DIRECTORS

Section 10.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 10.2 Amendment or Repeal. Any amendment, alteration or repeal of this Article X that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE XI

FORUM FOR ADJUDICATION OF DISPUTES

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any other action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. References to “person” shall mean a natural person (including in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person), corporation, partnership, joint venture, association, or legal entity of any kind.

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IN WITNESS WHEREOF, the undersigned Secretary of WPX Energy, Inc., a Delaware corporation, hereby acknowledges that the foregoing is a full, true, and correct copy of the Amended and Restated Certificate of Incorporation of said Corporation in effect on the date of this certificate.

Dated: December 30, 2011

By:	/s/ Stephen E. Brilz
	Name:	Stephen E. Brilz
	Title:	Secretary